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Pricing Supplement No. 8                    Filing under Rule 424(b)(3)
Dated November 2, 1995                     Registration File No. 33-57659
(To Prospectus dated April 25, 1995 and
Prospectus Supplement dated May 10, 1995)

                                  $200,000,000
                          WEINGARTEN REALTY INVESTORS
                          MEDIUM-TERM NOTES, SERIES A

Principal amount:  $2,000,000               Floating Rate Notes:  N/A
Interest Rate (if fixed rate):  6.84%            Interest rate basis:  N/A
Stated Maturity:  November 7, 2007          Commercial Paper Rate
Specified Currency:  U.S. $                      Prime Rate
Applicable Exchange Rate (if any):               LIBOR
    U.S. $1.00 = N/A                             Treasury Rate
Issue price (as a percentage of                  CD Rate
    principal amount):  100%                     Federal Funds Rate
Selling Agent's commission (%):  0.625%          Other:
Purchasing Agent's discount                 Index Maturity:  N/A
    or commission (%):  N/A                 Spread:  N/A
Net proceeds to the Company (%): 99.375%    Spread Multiplier:  N/A
Settlement date (original                   Maximum Rate:  N/A
    issue date):  November 7, 1995          Minimum Rate:  N/A
Redemption Commencement                     Initial Interest Rate:  N/A
    Date (if any):  N/A                     Interest Reset Date(s):  N/A
Interest Determination Date(s):  N/A
Calculation Date(s):  N/A
Interest Payment Date(s):  N/A
Regular Record Date(s):  N/A

         Redemption prices (if any): The Redemption Price shall initially be % of the principal amount of such Notes to be redeemed.

         If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

         Additional terms:  N/A

         As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $99,500,000.

         "N/A" as used herein means "Not Applicable." "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."

                             GOLDMAN, SACHS & CO.